SUB-ITEM 77-E
LEGAL PROCEEDINGS
Since October 2003,
Federated and related
entities (collectively,
"Federated") and various
Federated-sponsored
mutual funds (Funds)
have been named as
defendants in several
class action
lawsuits now pending in
 the United States District
Court for the District of
 Maryland. The lawsuits were
purportedly filed on
behalf of people who
purchased, owned and/or
redeemed shares of certain
Funds
during specified periods
beginning November 1, 1998.
The suits are generally
similar in alleging that
Federated engaged in
illegal and improper
trading practices
including market timing
and late trading in
concert with certain
institutional traders,
which allegedly caused
financial injury to the
 mutual fund
shareholders. Federated
without admitting the
validity of any claim
has reached a preliminary
settlement
with the Plaintiffs in
these cases. Any settlement
would have to be approved
by the Court.
     Federated entities
have also been named as
defendants in several
additional lawsuits that
are now
pending in the United
States District Court for
the Western District of
Pennsylvania. These
lawsuits have
been consolidated into a
single action alleging
excessive advisory fees
involving one of the Funds.
     The Board of the
Funds retained the law
firm of Dickstein Shapiro
LLP to represent the Funds
in
each of the lawsuits
described in the preceding
two paragraphs. Federated
and the Funds, and their
respective counsel, have
been defending this
litigation, and none of
the Funds remains a
defendant in
any of the lawsuits.
Additional lawsuits based
upon similar allegations
 may be filed in the future.
The
potential impact of these
lawsuits, all of which
seek monetary damages,
attorneys' fees and expenses,
and future potential similar
suits is uncertain. Although
we do not believe that these
lawsuits will have a
material adverse effect on
the Funds, there can be
no assurance that these
suits, ongoing adverse
publicity and/or other
developments resulting from
the allegations in these
 matters will not result in
increased redemptions, or
reduced sales of shares of
the Funds or other adverse
consequences for the
Funds.
EDWARD JONES
In the normal course of
business, Edward Jones is
named, from time to time,
as a defendant in various
legal actions, including
arbitrations, class actions
and other litigation.
Certain of these legal actions
include claims for substantial
compensatory and/or punitive
 damages or claims for
indeterminate amounts
of damages. Edward Jones is
involved, from time to time,
in investigations and
proceedings by
governmental and self-
regulatory agencies, certain
of which may result in
adverse judgments, fines or
penalties.
     The potential impact
of these legal proceedings
is uncertain. As of the
date of this Prospectus,
Edward Jones does not
believe that any current or
anticipated legal proceedings
will have a material
adverse impact on Edward
Jones or the Fund. However,
there can be no assurance
that these suits, the
ongoing adverse publicity
and/or other developments
resulting from the regulatory
investigations will not
result in increased Fund
redemptions, reduced sales of
Fund Shares or other adverse
consequences for
the Fund.